**Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because Cadiz Inc. has determined that the information (i) is both not material and (ii) is the type that Cadiz Inc. treats as private or confidential.

Term Sheet for the Delivery of Water Made Available by Cadiz, Inc. and Fenner Gap Mutual Water Company to Santa Margarita Water District in the Northern Pipeline

The parties agree that no binding obligations will be created until the written definitive agreements have been duly executed and delivered by authorized representatives of the parties with respect to the transactions contemplated hereby.

I. Parties	
a. Cadiz	Cadiz, Inc. and its subsidiaries ("Cadiz") is a public company holding certain water, water rights and storage rights in trust for the benefit of its shareholders. Cadiz is also the owner of approximately forty-five thousand (45,000) acres of land in eastern San Bernardino County ("Property"), most of which overlies the Fenner Valley Aquifer System. Cadiz holds the right to extract on average up to 50,000 acre-feet per year ("AFY") of groundwater to be conserved over a 50-year period by the Water Project (defined below) pursuant to a certified Final Environmental Impact Report ("Project FEIR") and Groundwater Management, Monitoring and Mitigation Plan ("GM^{3}P") approved by San Bernardino County ("County") and owns a thirty inch diameter, 220-Mile, existing steel pipeline originating at Cadiz with a terminus at Wheeler Ridge ("Northern Pipeline").
b. FGMWC	Fenner Gap Mutual Water Company ("FGMWC") is a nonprofit mutual benefit corporation established by Cadiz as a California Mutual Water Company pursuant to California Public Utilities Code §§ 2704 and 2705 authorized to deliver water to its shareholders at its cost, inclusive of water supply, capital and operations and maintenance. Cadiz will lease conserved water available to FGMWC as authorized under the GM^{3}P for delivery to FGMWC members as provided in Section III.1.2 below. FGMWC will operate and manage the Water Project (as defined below) under Agreement with Fenner Valley Water Authority. FGMWC members will ultimately be comprised of entities that have contracted to receive water (1 Share for every AFY) from the Water Project and have membership rights in FGMWC.
c. Santa Margarita Water District	Santa Margarita Water District ("SMWD") is a California Water District, a local agency of the State of California with broad powers under the California Water District Act, Cal. Water Code §§ 34000 et seq. SMWD currently holds a Water Purchase and Sale Agreement for delivery of 5,000 AF from the Water Project as defined in Section II.a. below.
d. Fenner Valley Water Authority	Fenner Valley Water Authority ("FVWA") is a joint powers authority formed through a joint exercise of powers agreement between SMWD and FGMWC, with SMWD serving as the "designated entity" of FVWA under California Government Code Section 6509 and serving as the Managing Member. FVWA's purpose is to lease, maintain and eventually own the facilities and associated appurtenances necessary for the conveyance and delivery of water from the Water Project ("Capital Facilities") and provide oversight for operation of the Water Project in accordance with the GM^{3}P.

e. [redacted] Services District	[redacted] is a local agency of the State of California formed pursuant to the Community Services District Law, Cal. Gov't Code § 61000 et seq. and operates a California public water system ("Public Water System"), providing water service to approximately 33,000 service connections.
f. [redacted] Water District	[redacted] (formerly [redacted] Water District) is a local agency of the State of California formed pursuant to the County Water District Law, Cal. Wat. Code § 30000 et seq. and operates a California Public Water Systems, providing water service to approximately 49,000 service connections.
g. [redacted] Company	[redacted] is an investor-owned utility regulated by the California Public Utilities Commission and operates a Public Water System providing water service to approximately 48,000 service connections.
h. [redacted] Company	[redacted] is an investor-owned utility regulated by the California Public Utilities Commission and operates a Public Water System providing water service in the City of [redacted].
i. Public Water Systems	SMWD, [redacted], [redacted], [redacted] and [redacted] are each referred to herein as a "Public Water System" and Collectively, the "Public Water Systems"
j. San Bernardino County	San Bernardino County ("County") has the discretion to designate Public Water Systems within the County that it may offer up to 25,000 acre-feet ("AF") of water for beneficial use. In addition, on behalf of Public Water Systems in the County, it may designate potential beneficial uses within the County that may seek to acquire conserved water from the Project on substantially similar terms, including delivery terms. It is contemplated that up to 5,000 AFY of conserved water from the Water Project would be made available to [redacted], within the County under a consistent but separate agreement. In addition, [redacted] and [redacted] are within the County and not subject to this requirement. On the other hand, [redacted] has a current option agreement that would be amended by the Definitive Agreement contemplated by this Term Sheet and would be subject to the 60-day notice period under the Memorandum of Understanding with the County.
II. Facilities, Property, and Other Key Definitions	
a. Water Project	"Water Project" means the County-approved Cadiz Valley Water Conservation, Recovery and Storage Project designed to appropriate groundwater from wells on the Property overlying the Orange Blossom Wash, Cadiz, Bristol and Fenner Valley aquifers (collectively, such aquifers being the "Fenner Valley Aquifer System"), and to deliver that groundwater for reasonable and beneficial uses via facilities necessary to deliver the groundwater to Project Participants, including the Northern Pipeline. "Project Participant" means each entity identified in the Project FEIR as a "Project Participant," and shall also include Public Water

	Systems that are added to the Water Project after certification of the Project FEIR.
b. Conserved Water	"Conserved Water" means groundwater produced and deliverable to end users from the Water Project, on average 50,000 AFY and aggregating 2,500,000 AF of such groundwater cumulatively over the Water Project term.
c. Cadiz Property	As set forth above, Cadiz owns the Property located in the Fenner Valley of Eastern San Bernardino County along with appurtenant water rights to produce groundwater for overlying beneficial uses and an appropriative right to export up to a 2.5 MAF over a 50-year period as authorized by the County under the GM^3P. Per existing Agreement, Cadiz will grant an easement to SMWD over all the facilities to ensure SMWD has access for inspection under its role as lead agency.
d. Water Conservation Facilities	Cadiz under the management of FGMWC will lease to own "Water Conservation Facilities," located on the Property as contemplated by the GM^3P to FVWA, for the purpose of withdrawing groundwater for reasonable and beneficial use in a manner that curtails the natural evaporation and waste of water from the Bristol and Cadiz Dry Lakes. Withdrawal of water is subject to GM^3P and coordination with Cadiz. These facilities include but are not limited to wells, appurtenances, monitoring equipment, mitigation measures, access roads, power and plumbing required to connect and power the well-field to the Northern Pipeline and Southern Pipeline. Water Conservation Facilities do not include facilities that are exclusively installed and operated for the purpose of conveying conserved and stored water for export from the Property.
e. Conveyance Facilities	The "Conveyance Facilities" are those facilities and equipment required to convey conserved water to the East Branch through the Northern Pipeline, and include a 220-mile, 30" steel pipeline, up to 6 pump stations, and water treatment facilities. Cadiz will lease to own these facilities to FVWA. These facilities will be operated by FGMWC or its designee, under the management and oversight of the FVWA.
f. Off-Take Facilities	The facilities that distribute the Project Water from the Northern Pipeline and from the State Water Project to the Public Water Systems are the "Off-Take Facilities." For instance, this includes facilities that enable Project Water to be conveyed through the Northern Pipeline to a point of delivery and thereafter distributed for beneficial use by the customers of the Public Water System.
III. Proposed Transaction	
a. Summary	In coordination with FGMWC and FVWA, Cadiz will act in accordance with its rights, using the facilities described herein, to enable the direct delivery of water to the Public Water Systems for their beneficial use including via exchange with a State Water Project Contractor through the East Branch of the State Water Project ("SWP").

b. Use of Conveyance Facilities	Cadiz will make available the Northern Pipeline and all appurtenances to the FGMWC and FVWA for purpose of conveying conserved water to the SWP by direct delivery or exchange. A general summary of the Northern Pipeline and proposed appurtenant facilities is attached hereto as Exhibit "A".
c. Responsibility for Off-Take Facilities	Whatever capital facilities, if any, are required for SMWD to receive delivery of Project Water from the SWP will be the responsibility of SMWD and not FGMWC or FVWA.
d. Delivery Options	Direct delivery of water to the Public Water Systems will be via the East Branch of the SWP, through the conveyance of Conserved Water via the Northern Pipeline and exchange with one or more SWP contractors, including but not limited to the Metropolitan Water District of Southern California, ("MWD"), Antelope Valley-East Kern Water Agency ("AVEK"), Mojave Water Agency ("MWA"), and/or Palmdale Water District, in their complete discretion. The water delivered to the Public Water Systems pursuant to the Definitive Agreement may be either Table A or Article 54 (i.e., non-SWP water) within their discretion. The Parties will exercise good faith to pursue delivery options that offer both water supply reliability in dry-years, and are consistent with achieving the Target Price and the Not to Exceed cost considerations. The Parties may select from multiple exchange structures to ensure the availability of water for the Public Water Systems. In normal and wet years, the Parties may enter into one or more contemporaneous exchange(s) of Conserved Water with one or more SWP contractor(s). To facilitate the availability of water for the Public Water Systems in dry and critically dry years, the Parties may enter into agreements with one or more SWP contractors providing for the pre-delivery of water to the Public Water Systems during wet years through designated groundwater banks, including the use of flood waters when available. East Branch conveyance may be achieved within the capacity rights of either [redacted] or MWD or pursuant to applicable law.
e. Project Management and Responsibilities	1. Water Conservation. All permits and approvals, if any, to operate under the GM^{3}P will be the responsibility of Cadiz under the oversight of FGMWC and FVWA. 2. Conveyance Permitting. FGMWC and FVWA, in coordination with the Public Water Systems, will assume management responsibility for securing required permits for the conveyance of water to the points of delivery. 3. Conveyance Environmental Review. SMWD is the managing member of FVWA, a public agency joint powers authority and a public water system. FVWA and SMWD are sponsors of the FEIR for the Cadiz Water Project certified in 2012 and the Addendum subsequently completed in June of 2019. Whatever additional environmental review may be required for the use of the Northern Pipeline under the proposed transaction, if any, can be completed

	by FVWA/SMWD as Lead Agency, with each Public Water System acting as "Responsible Agency" for its respective Off-Take Facilities or other entity-specific facilities required to receive a delivery to the Public Water System. 4. Negotiation Responsibility. The initial negotiation of SWP exchanges and documentation of agreements will be led by FGMWC, in conjunction with FVWA, on behalf of its putative shareholders (i.e., Public Water Systems awaiting the close of all conditions precedent *before* they are bound). With regard to the Northern Pipeline, these putative shareholder entities and respective entitlements would be [redacted] (5,000 AFY), [redacted] (5,000 AFY), [redacted] (5,000 AFY)), [redacted] (5,000 AFY), and SMWD (5,000 AFY), with these entitlements representing the full capacity of the Northern Pipeline. 5. Exchanges. FGMWC, in coordination with the Public Water Systems, will pursue the required exchanges. Among the three potential exchange options that would reduce the length of transportation along the Northern Pipeline to each Public Water System's desired point of delivery are: (i) Mojave Water Agency ("MWA"); (ii) Antelope Valley – East Kern Water Agency ("AVEK") and (iii) Palmdale Water District. By way of background, [redacted] will receive 5,000 AFY at [redacted] and will not require an exchange or swap to take delivery. 6. Wheeling. To the extent exchanges are insufficient or undesirable, FGMWC will, in coordination with the Public Water Systems, seek wheeling capacity that may be available through AVEK and/or MWD. 7. SWP East Branch. FGMWC, in coordination with the Public Water Systems, will pursue reasonable and feasible conveyance opportunities through the East Branch of the SWP. 8. Off-Take Facilities. The construction, management and operation of the Off-Take Facilities and local distribution will be the responsibility of the benefitted Public Water System(s) and not FGMWC. 9. Grant Funding. The Parties will coordinate their efforts through the umbrella of the SMWD, FGMWC and FVWA in a good faith effort to secure grant funding from state and federal sources.
f. Rights to Conserved Water **Public systems right to Conserved water will be through membership in the FGMWC, FGwill have right through agreement with Cadiz.**	SMWD's right to deliveries of Conserved Water will be a contractual right pursuant to the Definitive Agreement and/or the existing Water Purchase Agreement, and the execution of the Definitive Agreement will not result in the transfer of Cadiz' water rights appurtenant to the Property or in the Fenner Valley Aquifer System. This means the overlying and appropriative right to withdraw 50,000 AFY (on average) and up to 2.5 million AF over a 50-year period, including the right to export to, will remain appurtenant to Cadiz' Property and will be leased to FGMWC. The production and conveyance of conserved water will be carried out in compliance with the GM^{3}P while meeting the contractual

	commitments to the Public Water Systems. In other words, FGMWC will operate under the GM^{3}P permit, and the Public Water Systems will have contractual rights to the water they are acquiring over the life of the Agreement and any extensions.
g. Quantity	SMWD currently holds an existing Water Purchase Sale Agreement to 5,000 AFY of Conserved Water with delivery contemplated through the proposed Southern Pipeline connection to the Colorado River Aqueduct and an option for an additional 10,000 AFY. Pursuant to the Definitive Agreement, SMWD's rights to Conserved Water would include the right to receive an equal amount of a substitute supply via exchange pursuant to the Definitive Agreement.
h. Rate of Delivery Steady state for 5,000 AFY is 6.9 CFS	The Project will deliver a steady-state rate of delivery over a 12-month period (6.9 CFS for 5,000 AFY). While the well-field and expected pumping stations can meet flexible demand over 365 days, the capacity of the Northern Pipeline is constrained to 25,000 AFY over a 12-month period. The Public Water Systems will exercise good faith to estimate their preferred monthly schedule of delivery. To the extent required, additional capacity to meet specific peak period demands would be achieved by: (i) storing water in MWA, AVEK and Antelope Valley Groundwater Basin and (ii) exchanges. In addition, the Northern Pipeline could be operated to deliver up to 30,000 AFY. As the Northern Pipeline drops 5,000 AFY in [redacted], additional capacity of up to 10,000 AFY is available for reaches west of [redacted] (i.e., the Northern Pipeline gains an additional 10,000 AFY of capacity). When the Southern Pipeline is constructed, there will be additional flexibility to make alternative deliveries via the Southern Pipeline to the Colorado River Aqueduct.
i. FGMWC Obligations	The Definitive Agreement will provide that FGMWC will deliver water to the Public Water Systems as members/shareholders. FGMWC will assume the responsibility for operating in accordance with applicable law, permits and conditions, and will maintain prudent and customary insurance commensurate with the undertaking, including but not limited to maintaining its status as a "not for profit" entity. The Parties intend that the Definitive Agreement will be a qualifying contract that does not dedicate water to a public use or subject FGMWC to regulation by the California Public Utilities Commission.
j. Improvements Within the Public Water Systems' Service Areas	The Public Water Systems assume responsibility for (i) permitting any additional facilities or improvements within their respective service areas necessary to put the water made available under the Definitive Agreement to beneficial use and (ii) the cost of such facilities or improvements from the Off-Take from the East Branch of the SWP to the place of beneficial use.
k. Responsibility After Delivery	Cadiz, FVWA, nor FGMWC nor any affiliate nor any of their respective directors, officers, agents or employees shall be liable for the control, carriage, handling, use, disposal, or distribution of Conserved Water delivered by FGMWC into the Northern Pipeline after such water has passed the points of delivery into the Northern Pipeline established by the

	rules and regulations of FGMWC; nor for claim of damage of any nature whatsoever, including property damage, personal injury or death, arising out of or connected with the control, carriage, handling, use, disposal or distribution of such water beyond said points of delivery and including attorney fees and other costs of defense in connection therewith. Each Public Water System shall indemnify and hold harmless FGMWC, FVWA, Cadiz, their respective affiliates, and their respective directors, officers, agents and employees from any such damages or claims of damages to the extent that the claim arises following delivery of Conserved Water (by exchange) to the Public Water System.
l. Cost	1. As Delivered Price. The Parties will exercise good faith to, with the benefit of grant funding along with value engineering, pursue an as-delivered price of $1,000 per AF for the delivery of Conserved Water to the Public Water Systems at their Off-Take Facilities from the East Branch of the SWP (the "Target Price"). Notwithstanding efforts to achieve the Target Price, costs may require an exceedance of the Target Price, up to a maximum "Not to Exceed Price" of $1,650 per AF as an as-delivered price for Conserved Water, delivered to the Public Water Systems at the Off-Take Facilities. The Parties may agree, in their complete discretion and without obligation, to further share in additional costs as may be reasonable and prudent. SMWD will incur additional cost for treatment at either the Diemer or Baker Treatment plant at approximately $354/AF 2. Conserved Water. The components of Conserved Water costs include Cadiz accepting a fixed price responsibility of all cost (capital and O&M) incurred in managing the conservation, pumping and delivery of water to the Northern Pipeline in compliance with the GM^3P. The water supply cost will be subject to an agreed upon annual adjustment pegged to an agreed upon index (e.g., CPI Water and Sewer Index.) O&M may be paid and invoiced separately by FGMWC. 3. Conveyance. Capital costs, not covered by grant funding, will be fixed and amortized. Op-Ex will be variable, but substantially hedged by energy agreements. These costs may be paid or financed through FGMWC or FVWA and invoiced separately from the Conserved Water and in aggregate will constitute the "As Delivered Price".
m. Pay On Availability	1. Conserved Water. The Public Water System will pay Cadiz for the Conserved Water actually made available for delivery to the Public Water System on the agreed schedule through the Northern Pipeline at the Property. The Public Water Systems are not required to pay for Conserved Water that is not made available. Public Water System will be under a take or pay contract. 2. Conveyance Cost. All conveyance costs are the responsibility of each Public Water System. Capital component will be fixed based on capacity if Conserved Water is made available.
n. Transfers	Each Public Water System has the right to transfer their allocation on a permanent or temporary (annual) basis to another member of the FGMWC

	or to another Public Water System designated by the transferor, provided that the transferor pays the additional incremental cost of the transfer, and the transferee is subject to the same conditions as the Public Water System transferor. FGMWC may have first right of refusal for transfer within a specified time period.
o. Loans and Grant Funding	The Parties agree to jointly seek grant funding to offset capital costs and operating expenses to achieve the Target Price. 100% of available grant funding will be available to the Public Water Systems, including FGMWC and FVWA, and none to Cadiz. In furtherance of this agreement, the Public Water Systems will agree on a "project description" suitable to secure grant funding and cooperate in making applications for grant funding, supported by broad constituencies. Improvements to local facilities within each Public Water System's service area may be included in the grant applications.
p. Conditions Precedent	Each of the following are express conditions precedent ("Conditions Precedent") to the performance of an agreement and the parties' obligations hereunder and must be satisfied or waived in writing by the parties, within thirty-six (36) months from the Execution Date unless such period of time is extended by the parties in writing. • Execution of the necessary agreements by the Parties to meet all obligations to make water available to the Public Water Systems by delivery through the East Branch of the SWP under the Definitive Agreement, including but not limited to exchange agreements, wheeling agreements, land acquisitions, easements, and rights of way as may be required; • Execution of Project Facilities Lease, Project Water Lease, Facility Operation Agreement per the GM^{3}P. • Compliance with all applicable laws and prior regulatory approvals, including but not limited to the GM^{3}P, the Project FEIR, CEQA, and NEPA, to the extent required including preoperational requirements; • Construction of any facilities or improvements necessary for the Public Water Systems to put the water delivered pursuant to the Definitive Agreement to beneficial use, including but not limited to readying the Northern Pipeline, pump stations, power, and operations for the conveyance of up to 25,000 AFY; • Obtaining a contractual agreement for the use of excess conveyance capacity in the SWP sufficient to make a delivery of up to 20,000 AFY to the Public Water Systems on their required schedule; • Obtaining sufficient loans and grant funding, that in the discretion of all Parties, are sufficient to obtain the Conserved Water for the lowest cost reasonable and prudent to deliver Project Water at cost no greater than the Not to Exceed Price; and • Cadiz providing written notice of completion to the Public Water Systems.

q. Commencement Date	"Commencement Date" means the date all Conditions Precedent have been satisfied and the first delivery of water through the Northern Pipeline has begun.
r. Term	The term of the agreement will be fifty years per the GM^3P. To the extent that there is an interruption or an under-delivery, at the election of the Public Water System, the term of the Agreement may be extended until the full quantity of the delivery obligation (200,000 AF) is satisfied.
s. Early Termination	Either party shall have the right to terminate upon notice to the other party if, within thirty-six (36) months from the Execution Date, all Conditions Precedent have not been satisfied, unless such period is extended by written agreement among the Parties. The thirty-six (36) month period shall be tolled by any litigation that challenges the authorization of the Water Project or the Parties' respective legal authorities to proceed with the Water Project, including actions brought pursuant to CEQA, provided that the tolling of time shall not exceed twelve (12) months without the mutual written agreement among the Parties. Any notice of termination must be delivered, if at all, within six (6) months after the period for satisfying all Conditions Precedent, as it may be tolled, has expired.
t. Extension of Time Periods	The time periods set forth in the Definitive Agreement may be extended by mutual written agreement of Cadiz and the Public Water Systems, without needing to execute an amendment to the Agreement.

Santa Margarita Water District

By: ______________________
Name: Donald H. Bunts
Title: Interim General Manager

Date: 2-28-24

Cadiz, Inc.

By: ______________________
Name: Susan P. Kennedy
Title: Chief Executive Officer

Date: 2/28/2024

Fenner Gap Mutual Water Company

By: ______________________
Name: Susan P. Kennedy
Title: President

Date: 2/28/2024